BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that SECURED INVESTMENT RESOURCES FUND, L.P. II, a Delaware limited partnership (“Seller”) for and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold and delivered, and by these presents does grant, bargain, sell and deliver, unto EVEREST BAYBERRY, LP, a California limited partnership (“Purchaser”), all fixtures, equipment and personal property which are located on the real property described on Exhibit A attached hereto (collectively the “Personal Property”).

Seller sells and delivers the Personal Property “as is” to Purchaser, and Seller has not made, nor shall Seller be deemed to have made, any representation or warranty, express or implied, as to the value, merchantability, quality or fitness for use or purpose of the Personal Property. Seller does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND Purchaser’s title to the Personal Property, against every person whomsoever lawfully claiming or to claim the same or any part thereof.

Seller and Purchaser agree as follows:

A.    The Personal Property is furnished “AS IS,” “WHERE IS,” AND WITH ALL FAULTS AND WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS BILL OF SALE, SELLER DISCLAIMS AND PURCHASER HEREBY WAIVES ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR DEMAND IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND PATENT WRINGEMENT), STRICT LIABILITY OR OTHERWISE WITH RESPECT TO THE PERSONAL PROPERTY. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees: (i) that Seller neither represents nor warrants that the Personal Property conveyed under this Bill of Sale will operate satisfactorily, (ii) that Seller shall not have any liability or responsibility for the condition and/or operation of the Personal Property after transfer to Purchaser, its agents, representatives and/or contractors, and (iii) that Purchaser is purchasing the Personal Property based solely upon its own inspection, evaluation, review and analysis and Purchaser assumes the entire risk associated with such inspection, evaluation, review and analysis being incomplete or inaccurate.

B.        In no event, whether occasioned by breach of contract, breach of warranty, tort (including negligence), strict liability or otherwise, shall Seller be liable to Purchaser for incidental, indirect, special or consequential damages.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of this ____ day of August, 2006.

“Seller”
SECURED INVESTMENT RESOURCES FUND, L.P. II,,
a Delaware limited partnership

By:	Millenium Management, LLC,
a California Limited Liability Company,
Its General Partner

By:	/S/ CHRISTOPHER K. DAVIS
Name: Christopher K. Davis
Its: Vice President and General Counsel

“Purchaser”
EVEREST BAYBERRY, LP,
a California limited partnership

By:	Millenium Bayberry, LLC, a California limited liability company, its General Partner

By:	Millenium Management, LLC, a
California limited liability company
its Manager

	By:	/S/ CHRISTOPHER K. DAVIS
	Name:	Christopher K. Davis
	Its:	Vice President and General Counsel

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

On this 10th day of August, in the year 2006, before me Charlie Lam, a Notary Public in and for said State, personally appeared Christopher K. Davis, Vice President and General Counsel of MILLENIUM MANAGEMENT, LLC, the general partner of SECURED INVESTMENT RESOURCES FUND, L.P. II (“partnership”), known to me to be the person who executed the within Bill of Sale on behalf of said partnership; and acknowledged to me that he executed the same for the purposes therein stated.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County or City and State aforesaid, the day and year first above written.

/S/ CHARLIE LAM
Notary Public Print Name: Charlie Lam

Commission Expires: 11-26-06

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

On this 10th day of August, in the year 2006, before me Charlie Lam, a Notary Public in and for said State, personally appeared Christopher K. Davis, Vice President and General Counsel of MILLENIUM MANAGEMENT, LLC, the general partner of SECURED INVESTMENT RESOURCES FUND, L.P. II (“partnership”), known to me to be the person who executed the within Bill of Sale on behalf of said partnership; and acknowledged to me that he executed the same for the purposes therein stated.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County or City and State aforesaid, the day and year first above written.

/S/ CHARLIE LAM
Notary Public Print Name: Charlie Lam

Commission Expires: 11-26-06

EXHIBIT “A”

LEGAL DESCRIPTION OF PROPERTY

All that part of BAYBERRY CROSSING, a subdivision in Lee’s Summit, Jackson County, Missouri described as follows:

A tract of land being part of Tract “E” and part of Tract “B”, BAYBERRY, a subdivision in Lee’s Summit, Jackson County, Missouri, more particularly described as follows: Beginning at the Northeast comer of said Tract “E”, said point also being on the Southerly Right-of-way Line of 5th Street Terrace; thence South 0 degrees 37 minutes 58 seconds West, along the East line of Tract “E”, 340.00 feet; thence South 70 degrees 18 minutes 45 seconds East, 52.84 feet; thence South 0 degrees 37 minutes 58 seconds West, 455.84 feet; thence Due West 288.00 feet to a point on the West line of said Tract “E; thence North 0 degrees 37 minutes 58 seconds East, along the West line of said Tract “E, 673.18 feet; thence North 16 degrees 38 minutes 21 seconds East, 235.73 feet to a point on the Southerly Right-of-way of 5th Street Terrace, (the following three courses are along said Right-of-way); thence South 35 degrees 47 minutes 31 seconds East, 35.14 feet to a point of curve, said curve having a radius of 137.23 feet; thence Southeasterly along said curve to the left, a distance of 130.07 feet; thence North 89 degrees 54 minutes 06 seconds East, 40.00 feet of the Point of Beginning, EXCEPT that part in Bayberry

Lane.

Together with a non-exclusive access and ingress easement established by the instrument recorded April 29, 1988 as Document No. 1-840559 in Book 1-1795 at Page 1421.